EXHIBIT 10.1

Gerry Lopez

[Address]

Dear Gerry:

Congratulations on your offer to join Extended Stay America as our President and CEO. This letter agreement confirms the terms of your offer:

Title	President and Chief Executive Officer Extended Stay America, Inc. (“ESA”) and its paired-share REIT, ESA Hospitality, Inc. (“ESH”)

Board Representation	You will be a voting member of the ESA and ESH boards of directors.

Base Salary	$1,000,000 per year, paid on a biweekly basis.

Annual Incentive Bonus	As determined under the Extended Stay America, Inc. Annual Incentive Plan (attached Appendix B to our most recent proxy statement.) For 2015, the Annual Incentive Plan provides for a target bonus of 100% of base salary, with a potential range of 50% to 200% based on performance and no incentive payment if the minimum performance threshold is not met. Your incentive bonus will be based on your prorated base salary actually paid in 2015, with a minimum of $400,000 regardless of performance.

Long-Term Incentive - Initial

As soon as practicable after your employment date, you will receive the following Restricted Stock Units (“RSU’s,” as defined in the Amended and Restated Extended Stay America, Inc. Long-Term Incentive Plan (“LTIP”) attached as Appendix A to our most recent proxy statement), as follows:

•    100,000 time vesting RSU’s, one-third of which will vest annually on each of the first, second, and third anniversaries of the grant date, respectively; and

•    Absolute Total Shareholder Return (“aTSR”) performance RSU’s that will vest on the third anniversary of the grant date in an amount equal to (i) 500,000 multiplied by (ii) the following vesting factor:

aTSR Compound Annual Growth Rate[1]	Vesting Factor
<15%	0%
15%	50%
15% to 25%	By linear interpolation with 100% at 20% CAGR
>25%	150%

[1]	Including dividends and other distributions.

Gerry Lopez

All vesting is subject to your continued employment as of each vesting date.

Long-Term Incentive - Interim

In the first quarter of 2016, concurrently with the grants to participants in the LTIP, you will receive a grant of 900,000 RSU’s as follows:

•    270,000 time vesting RSU’s, one-third of which will vest annually on each of the first, second, and third anniversaries of the grant date, respectively;

•    315,000 EBITDA performance RSU’s, one-third of which will vest annually on the same basis as other participants in the LTIP; and

•    315,000 Relative Total Shareholder Return (“rTSR”) performance RSU’s that will vest on the third anniversary of the grant date in an amount equal to the initial grant multiplied by the following vesting factor:

Median rTSR Percentile vs. Comparator Group[2] as of vesting date	Vesting Factor
<35th	0%
35th	50%
35th to 75th	Ratably by linear interpolation with 100% at 50th percentile
>75th	150%

All vesting is subject to your continued employment as of each vesting date.

Long-Term Incentive - Beyond	Beginning in 2019, you will participate in the then-current LTIP.

Benefits	You will be eligible to enroll in Company offered benefit plans.

Vacation	4 weeks plus personal days.

Severance	As provided in the Extended Stay America, Inc. Executive Severance Plan, which generally provides one and a half year’s base salary and target annual incentive payment if you are terminated other than for cause or voluntarily. A copy of the plan is available on your request.

[2]	Comprised of C-corps and REITs.

Gerry Lopez

Relocation	Per ESA’s standard relocation policy if you elect to relocate from your current home to Charlotte NC.

Housing Allowance	Until and unless you relocate to Charlotte, ESA provide a grossed-up payroll supplement of $3,000 per month to reimburse you for housing-related expenses that you incur to maintain a second residence in Charlotte. Work related travel from your home to Charlotte will be a reimbursable business expense under ESA’s travel policy. ESA will provide this benefit indefinitely, and whether or when to relocate to Charlotte will be in your discretion so long as commuting does not materially prevent you from fulfilling your job duties.

Anticipated Start Date	To be mutually agreed upon, targeting August 24, 2015. ESA will coordinate with your current employer regarding the timing and content of any public announcements to comply with applicable securities laws.

This offer is contingent upon the accuracy of those representations and the successful results of a thorough background check and the verification of all information provided to the Company during the pre-employment process.

Your employment and compensation with the Company will be “at will” and can therefore be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, except as otherwise prohibited by law. This letter agreement provides the terms of your at-will employment and does not create a contract for continued employment.

Gerry, we are delighted to extend these terms to you and look forward to your joining us. To indicate that you accept these terms, please sign and date this letter in the space indicated below.

Best regards,

/s/ Doug Geoga

Doug Geoga

Chairman of the Boards of Directors

Extended Stay America, Inc. and ESH Hospitality, Inc.

Agreed and accepted:

/s/ Gerry Lopez	July 17, 2015
Gerry Lopez	Date